Exhibit 99.1

BANKUNITED, INC. REPORTS 2017 RESULTS

Miami Lakes, Fla. — January 23, 2018 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2017.

For the quarter ended December 31, 2017, the Company reported net income of $417.8 million, or $3.79 per diluted share, compared to $63.3 million, or $0.59 per diluted share, for the quarter ended December 31, 2016. Excluding the impact of a discrete income tax benefit and related professional fees, net income for the quarter ended December 31, 2017 was $94.8 million, or $0.86 per diluted share.

For the year ended December 31, 2017, the Company reported net income of $614.3 million, or $5.58 per diluted share, compared to $225.7 million, or $2.09 per diluted share, for the year ended December 31, 2016. Excluding the impact of the discrete income tax benefit and professional fees, net income was $291.3 million or $2.65 per diluted share for the year ended December 31, 2017. The return on average stockholders’ equity for the year ended December 31, 2017 was 23.36% compared to 9.64% for the year ended December 31, 2016 while the return on average assets was 2.13% compared to 0.87% for the same periods. Excluding the impact of a discrete income tax benefit and related professional fees, the return on average stockholders’ equity and the return on average assets for the year ended December 31, 2017 were 11.08% and 1.01%, respectively.

Rajinder Singh, President and Chief Executive Officer, said, "2017 was a remarkable year for BankUnited. We delivered double digit growth in earnings, loans and deposits, while shifting our strategy to diversify our balance sheet and business mix. I’m also proud to say that tangible book value per share has grown at a compound annual rate of 11.7% since our 2011 IPO, to $27.59."

Performance Highlights

•
Earnings for the quarter ended December 31, 2017 benefited from a discrete income tax benefit of $327.9 million, inclusive of an expected federal benefit of $295.0 million, estimated state benefits of $24.2 million and estimated interest of $8.7 million.

•
Given the increase in capital generated by the income tax benefit discussed above, the Board of Directors of the Company has authorized a share repurchase program under which the Company may repurchase up to $150 million in shares of its outstanding common stock. Any repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position and amount of retained earnings, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time.

•
The Tax Cuts and Jobs Act of 2017 was signed into law on December 22, 2017, reducing the statutory corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018. A tax benefit of $3.7 million, representing the impact of the rate change on deferred tax assets and liabilities existing at the date of enactment was recognized in earnings during the quarter ended December 31, 2017.

•
Net interest income increased by $11.3 million to $238.8 million for the quarter ended December 31, 2017 from $227.5 million for the quarter ended December 31, 2016. Interest income increased by $34.7 million, driven by increases in the average balances of loans and investment securities outstanding and an increase in the yield on interest earning assets. Interest expense increased by $23.4 million, driven by increases in average interest bearing deposits and an increase in the cost of interest bearing liabilities. For the year ended December 31, 2017, net interest income increased by $79.9 million to $950.3 million from $870.4 million for the year ended December 31, 2016.

•
The net interest margin, calculated on a tax-equivalent basis, decreased to 3.52% for the quarter ended December 31, 2017 from 3.67% for the quarter ended December 31, 2016 and 3.62% for the immediately preceding quarter ended September 30, 2017. Significant factors contributing to the decline in the net interest margin included the continued growth of non-covered loans and investment securities at yields lower than the yield on total interest earning assets and an increase in the cost of interest bearing liabilities. The net interest margin, calculated on a tax-equivalent basis, was 3.65% for the year ended December 31, 2017, compared to 3.73% for the year ended December 31, 2016.

•
Gain on sale of covered loans totaled $19.0 million for the quarter ended December 31, 2017. The Company sold substantially all of the covered home equity loans and lines of credit at higher than expected prices. The gain on sale was partially offset by a related loss on FDIC indemnification of $2.8 million, for a net impact on pre-tax earnings of $16.2 million.

•
Non-covered loans and leases, including equipment under operating lease, grew by $852 million during the fourth quarter of 2017. For the year ended December 31, 2017, non-covered loans and leases grew by $2.2 billion.

•	Total deposits increased by $655 million for the quarter ended December 31, 2017, to $21.9 billion. For the year ended December 31, 2017, total deposits increased by $2.4 billion.

•
Book value per common share grew to $28.32 at December 31, 2017, a 22.0% increase from December 31, 2016. Tangible book value per common share increased by 22.8% over the same period, to $27.59 at December 31, 2017. These increases were impacted by the discrete income tax benefit recognized in the quarter ended December 31, 2017.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at December 31, 2017 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.7%	10.5%

Common Equity Tier 1 ("CET1") risk-based capital	13.1%	14.1%

Tier 1 risk-based capital	13.1%	14.1%

Total risk-based capital	13.8%	14.8%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $21.4 billion at December 31, 2017 from $19.4 billion at December 31, 2016. Non-covered loans grew to $20.9 billion while covered loans declined to $503 million at December 31, 2017.

For the quarter ended December 31, 2017, non-covered commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew by $678 million to $16.7 billion. Equipment under operating lease, net, grew by $11 million during the fourth quarter of 2017. Non-covered residential and other consumer loans grew by $162 million to $4.2 billion during the fourth quarter of 2017.

The Florida franchise contributed non-covered loan growth for the quarter of $465 million and the New York franchise contributed net growth of $29 million. The Company's national platforms contributed non-covered loan and lease growth of $359 million. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit ("SBF") and our 1-4 family residential loan portfolio as national platforms. The most significant contributors to growth across the national platforms were residential at $162 million and the commercial lending subsidiaries at $191 million. In Florida, all portfolio segments contributed to non-covered loan growth with the most significant contributions coming from the C&I portfolio, with growth of $175 million, and the non-owner occupied CRE portfolio, with growth of $233 million. The increase in New York reflected continued expected runoff in multi-family loans of $169 million, more than offset by growth of $198 million across other portfolio segments. At December 31, 2017, the non-covered loan portfolio included $7.4 billion, $6.1 billion and $7.4 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	Non-Covered Loans		Total Loans
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Residential and other consumer loans	19.8%	18.4%	21.7%	21.0%
Multi-family	15.4%	20.4%	15.0%	19.8%
Non-owner occupied commercial real estate	21.5%	19.9%	21.0%	19.3%
Construction and land	1.5%	1.7%	1.5%	1.6%
Owner occupied commercial real estate	9.7%	9.3%	9.4%	9.0%
Commercial and industrial	19.9%	18.1%	19.4%	17.5%
Commercial lending subsidiaries	12.2%	12.2%	12.0%	11.8%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended December 31, 2017 and 2016, the Company recorded provisions for loan losses of $5.2 million and $8.5 million, respectively, including provisions related to non-covered loans of $6.5 million and $9.0 million. For the years ended December 31, 2017 and 2016, the Company recorded provisions for loan losses of $68.7 million and $50.9 million, respectively, including provisions related to non-covered loans of $67.4 million and $52.6 million. The provision related to taxi medallion loans totaled $8.6 million and $2.2 million for the quarters ended December 31, 2017 and 2016, respectively, and $58.2 million and $11.9 million for the years ended December 31, 2017 and 2016, respectively.

The decrease in the provision for loan losses related to non-covered loans for the quarter ended December 31, 2017, as compared to the quarter ended December 31, 2016 reflected (i) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors, (ii) a reduction in the reserve established at September 30, 2017 related to the impact of Hurricanes Irma and Harvey and (iii) a decrease in provisions related to classified and specifically reserved loans, offset in part by (i) the increase in the provision related to taxi medallion loans and (ii) higher loan growth.

The increase in the provision for loan losses related to non-covered loans for the year ended December 31, 2017, as compared to the year ended December 31, 2016, was driven by the increase in the provision related to taxi medallion loans, which was partially offset by (i) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors, (ii) a decrease in provisions for classified and specifically reserved loans and (iii) lower loan growth.

Non-covered, non-performing loans totaled $172.0 million or 0.82% of total non-covered loans at December 31, 2017, compared to $132.7 million or 0.71% of total non-covered loans at December 31, 2016. Non-performing taxi medallion loans comprised $106.1 million or 0.51% of total non-covered loans at December 31, 2017 and $60.7 million or 0.32% of total non-covered loans at December 31, 2016. As of December 31, 2017, the entire taxi medallion portfolio was on non-accrual status.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.69% and 84.03%, respectively, at December 31, 2017, compared to 0.80% and 113.68% at December 31, 2016. The decrease in the ratio of the allowance for non-covered loan and lease losses to non-performing non-covered loans was primarily a result of charge-offs related to taxi medallion loans and the increase in non-performing taxi medallion loans in 2017. The ratio of net charge-offs to average non-covered loans was 0.38% for the year ended December 31, 2017, compared to 0.13% for the year ended December 31, 2016. The ratio of charge-offs of taxi medallion loans to average non-covered loans was 0.29% and 0.06% for the years ended December 31, 2017 and 2016, respectively.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31, 2017				Three Months Ended December 31, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$1,812	$3,036	$153,725	$158,573	$—	$2,785	$151,691	$154,476
Provision (recovery)	(1,812)	477	6,509	5,174	—	(562)	9,024	8,462
Charge-offs	—	(3,272)	(16,832)	(20,104)	—	(130)	(10,146)	(10,276)
Recoveries	—	17	1,135	1,152	—	7	284	291
Balance at end of period	$—	$258	$144,537	$144,795	$—	$2,100	$150,853	$152,953

	Year Ended December 31, 2017				Year Ended December 31, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828
Provision (recovery)	—	1,358	67,389	68,747	—	(1,681)	52,592	50,911
Charge-offs	—	(3,327)	(77,866)	(81,193)	—	(1,216)	(25,894)	(27,110)
Recoveries	—	127	4,161	4,288	—	129	3,195	3,324
Balance at end of period	$—	$258	$144,537	$144,795	$—	$2,100	$150,853	$152,953

Charge-offs related to taxi medallion loans totaled $9.5 million and $6.9 million for the quarters ended December 31, 2017 and 2016, respectively, and $56.6 million and $11.1 million for the years ended December 31, 2017 and 2016, respectively.

Deposits

At December 31, 2017, deposits totaled $21.9 billion compared to $19.5 billion at December 31, 2016. The average cost of total deposits was 0.94% for the quarter ended December 31, 2017, compared to 0.87% for the immediately preceding quarter ended September 30, 2017, and 0.69 % for the quarter ended December 31, 2016. The average cost of total deposits was 0.83% for the year ended December 31, 2017, compared to 0.66% for the year ended December 31, 2016.

Net interest income

Net interest income for the quarter ended December 31, 2017 increased to $238.8 million from $227.5 million for the quarter ended December 31, 2016. Net interest income was $950.3 million for the year ended December 31, 2017, compared to $870.4 million for the year ended December 31, 2016. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields. Interest expense increased due to an increase in average interest bearing deposits and an increase in the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.52% for the quarter ended December 31, 2017, compared to 3.62% for the immediately preceding quarter ended September 30, 2017 and 3.67% for the quarter ended December 31, 2016. Net interest margin, calculated on a tax-equivalent basis, was 3.65% for the year ended December 31, 2017, compared to 3.73% for the year ended December 31, 2016.

Significant offsetting factors impacting the declines in net interest margin for the quarter and year ended December 31, 2017, compared to the quarter and year ended December 31, 2016, included:

•
The tax-equivalent yield on loans increased to 5.15% for both the quarter and year ended December 31, 2017 from 5.01% and 5.11% for the quarter and year ended December 31, 2016, reflecting increased yields on both non-covered and covered loans.

•
The tax-equivalent yield on non-covered loans was 3.80% and 3.75%, respectively, for the quarter and year ended December 31, 2017, compared to 3.56% and 3.58% for the quarter and year ended December 31, 2016. The most significant factor contributing to increased yields on non-covered loans was the impact of increases in benchmark interest rates.

•
The tax-equivalent yield on covered loans increased to 60.90% and 55.22%, respectively, for the quarter and year ended December 31, 2017 from 46.43% and 41.82% for the quarter and year ended December 31, 2016.

•
The tax-equivalent yield on investment securities increased to 2.89% and 3.02%, respectively, for the quarter and year ended December 31, 2017 from 2.87% and 2.84% for the quarter and year ended December 31, 2016.

•	Growth of non-covered loans and investment securities at yields lower than the overall yield on interest earning assets.

•
The average rate on interest bearing liabilities increased to 1.25% and 1.12%, respectively, for the quarter and year ended December 31, 2017 from 0.93% for both the quarter and year ended December 31, 2016, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in short-term market interest rates.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the years ended December 31, 2017 and 2016 were as follows (in thousands):

Balance at December 31, 2015	$902,565
Reclassifications from non-accretable difference	76,751
Accretion	(303,931)
Balance at December 31, 2016	675,385
Reclassifications from non-accretable difference, net	81,501
Accretion	(301,827)
Balance at December 31, 2017	$455,059

Non-interest income

Non-interest income totaled $46.5 million and $157.9 million, respectively, for the quarter and year ended December 31, 2017 compared to $29.3 million and $106.4 million, respectively, for the quarter and year ended December 31, 2016. The increase of $17.3 million for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016 was primarily due to an increase of $16.1 million in gain on sale of covered loans, net of the related loss on FDIC indemnification.

The most significant factors contributing to the $51.5 million increase in non-interest income for the year ended December 31, 2017 compared to the year ended December 31, 2016 included (i) an increase of $19.0 million in gain on sale of investment securities available for sale, (ii) an increase of $18.7 million in gain on sale of covered loans, net of the related loss on FDIC indemnification, and (iii) an increase of $9.1 million in lease financing income.

Increases in gain on sale of investment securities primarily reflected gains recognized in 2017 from the sale of certain securities formerly covered under the Commercial Shared-Loss Agreement and originally acquired at significant discounts in the FSB Acquisition. Increases in gain on sale of covered loans, net of the related loss on FDIC indemnification, primarily related to better than expected pricing on the sale of substantially all of the covered home equity loans and lines of credit in the fourth quarter of 2017. Increases in lease financing income generally corresponded to growth in the operating lease portfolio.

Non-interest expense

Non-interest expense totaled $161.3 million and $635.0 million, respectively, for the quarter and year ended December 31, 2017 compared to $156.2 million and $590.4 million, respectively, for the quarter and year ended December 31, 2016. The most significant driver of the increase for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016 was professional fees of $6.8 million related to the discrete income tax benefit recognized during the quarter.

The most significant components of the $44.5 million increase for the year ended December 31, 2017 compared to the year ended December 31, 2016 were (i) an increase in amortization of the FDIC indemnification asset of $16.4 million, (ii) an increase in employee compensation and benefits of $14.8 million and (iii) an increase of $9.4 million in professional fees.

Amortization of the FDIC indemnification asset was $41.1 million and $176.5 million, respectively, for the quarter and year ended December 31, 2017, compared to $43.4 million and $160.1 million, respectively, for the quarter and year ended December 31, 2016. The amortization rate increased to 49.65% and 42.90%, respectively, for the quarter and year ended December 31, 2017 from 31.05% and 25.14%, respectively, for the quarter and year ended December 31, 2016. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate was (251.3)% and (51.9)%, respectively, for the quarter and year ended December 31, 2017, compared to 31.3% and 32.7%, respectively, for the quarter and year ended December 31, 2016. The effective income tax rates for the quarter and year ended December 31, 2017 reflect a discrete income tax benefit of $327.9 million related to a matter that arose during an ongoing audit of the Company's 2013 federal income tax return. During that audit, the Company asserted that U.S. federal income taxes paid in respect of certain income previously reported by the Company for its 2012, 2013 and 2014 tax years related to the basis assigned to certain loans acquired in the FSB Acquisition should be refunded to the Company, in light of guidance issued after the relevant returns had been filed (including Treasury Regulations finalized in October 2017 clarifying and modifying the treatment of such acquired loans). The IRS issued a Field Attorney's Advice in the fourth quarter of 2017 agreeing with the Company's position. The discrete tax benefit recognized includes expected refunds of federal income tax of $295 million, as well as estimated interest on the federal refund and estimated refunds from certain state and local taxing jurisdictions. Although the Company expects to receive the federal tax refund following completion of the audit, the Company cannot provide assurances as to when or if it will ultimately receive the refund (or the related state and local refunds) because the IRS has not yet finalized its entire internal process, or provided the Company with a notice of proposed adjustment or revenue agent report and the refund claims are subject to review by the Joint Committee on Taxation. The Company is continuing to evaluate whether it has claims in other state jurisdictions and whether it may have any claims for federal or state income taxes relating to tax years prior to 2012. The Company cannot provide assurances as to when or to what extent it may have any claims relating to such other state and local taxing jurisdictions or in respect of prior tax years.

The Tax Cuts and Jobs Act of 2017 was signed into law on December 22, 2017, reducing the statutory corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018. The impact of the rate change on deferred tax assets and liabilities existing at the date of enactment was recognized in earnings during the quarter ended December 31, 2017, resulting in a tax benefit of $3.7 million. The decrease in the corporate income tax rate is currently expected to reduce the Company's effective tax rate to a range of approximately 23% to 24%.

Excluding the impact of the discrete income tax benefit and the impact of enactment of the Tax Cuts and Jobs Act of 2017, the effective income tax rate was 27.6% and 30.1%, respectively, for the quarter and year ended December 31, 2017, compared to 31.3% and 32.7%, respectively, for the quarter and year ended December 31, 2016. The adjusted effective income tax rate in all of the periods presented differed from the statutory federal income tax rate of 35% primarily due to the effect of income not subject to tax, partially offset by state income taxes.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2017 (in thousands except share and per share data):

Total stockholders’ equity	$3,026,062
Less: goodwill and other intangible assets	77,796
Tangible stockholders’ equity	$2,948,266

Common shares issued and outstanding	106,848,185

Book value per common share	$28.32

Tangible book value per common share	$27.59

Net income, earnings per diluted common share, return on average stockholders' equity and return on average assets, in each case excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the current period to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income' earnings per diluted share, return on average stockholders' equity and return on average assets for the three months and year ended December 31, 2017 (in thousands except share and per share data):

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$417,794	$614,273
Less discrete income tax benefit	(327,945)	(327,945)
Add back related professional fees, net of tax of $1,802	4,995	4,995
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$94,844	$291,323

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$3.79	$5.58
Less impact on diluted earnings per common share of discrete income tax benefit and related professional fees, before allocation to participating securities (non-GAAP)	(3.04)	(3.05)
Less impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.12	0.12
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)(1)	$0.86	$2.65

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$322,950	$322,950
Weighted average shares for diluted earnings per share (GAAP)	106,071,934	105,857,487
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees, before allocation to participating securities (non-GAAP)	$3.04	$3.05

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$(12,354)	$(12,424)
Weighted average shares for diluted earnings per share (GAAP)	106,071,934	105,857,487
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$(0.12)	$(0.12)

(1)	Amount for the three months ended December 31, 2017 adjusted for rounding.

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Return on average assets, excluding the impact of a discrete income tax benefit and related professional fees:
Return on average assets (GAAP)	5.54%	2.13%
Less impact on return on average assets of discrete income tax benefit and related professional fees (non-GAAP)	(4.28)%	(1.12)%
Return on average assets, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	1.26%	1.01%

Impact on return on average assets of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$322,950	$322,950
Average assets	29,924,277	28,825,394
Impact on return on average assets of discrete income tax benefit and related professional fees (non-GAAP) (1)	4.28%	1.12%

Return on average stockholders' equity, excluding the impact of a discrete income tax benefit and related professional fees:
Return on stockholders' equity (GAAP)	59.33%	23.36%
Less impact on return on stockholders' equity of discrete income tax benefit and related professional fees (non-GAAP)	(45.86)%	(12.28)%
Return on stockholders' equity, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	13.47%	11.08%

Impact on return on average stockholders' equity of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$322,950	$322,950
Average stockholders' equity	2,793,701	2,629,372
Impact on return on average stockholders' equity of discrete income tax benefit and related professional fees (non-GAAP) (1)	45.86%	12.28%

(1)	Annualized for the three months period.

The effective tax rate excluding the impact of the discrete income tax benefit and the impact of the change in the federal statutory rate on existing deferred tax assets and liabilities is a non-GAAP financial measure. Management believes disclosure of this measure enhances readers' ability to compare the Company's financial performance for the current period to that of other periods presented. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of the effective tax rate for the three months and year ended December 31, 2017:

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Effective income tax rate, excluding the impact of a discrete income tax benefit and impact of enactment of the Tax Cuts and Jobs Act of 2017:
Effective income tax rate (GAAP)	(251.3)%	(51.9)%
Less impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	278.9%	82.0%
Effective income tax rate, excluding the impact of a discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	27.6%	30.1%

Impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP):
Discrete income tax benefit	$(327,945)	$(327,945)
Tax benefit recognized from enactment of the Tax Cuts and Jobs Act of 2017	(3,744)	(3,744)
	$(331,689)	$(331,689)
Income before income taxes (GAAP)	118,922	404,461
Impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	(278.9)%	(82.0)%

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, January 23, 2018 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 6577859. A replay of the call will be available from 12:00 p.m. ET on January 23rd through 11:59 p.m. ET on January 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 6577859. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $30.3 billion at December 31, 2017, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 87 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2017.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.6 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, as well as risks that the tax refund for which a discrete income tax benefit was recorded is not received by the Company or is delayed, further determinations by or communications with the IRS that may supplement or change the notifications provided by the IRS to the Company to date, formal or informal changes in policy of the IRS with respect to the tax position giving rise to the discrete income tax benefit, the ability of the Company to pursue and obtain recoveries in respect of tax years prior to 2012 and the ability of the Company to pursue and obtain refunds in respect of previously paid state or local taxes. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in the Company's subsequent filings with the SEC, which are all available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Cash and due from banks:
Non-interest bearing	$35,246	$40,260
Interest bearing	159,336	408,053
Cash and cash equivalents	194,582	448,313
Investment securities available for sale, at fair value	6,680,832	6,073,584
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	265,989	284,272
Loans held for sale	34,097	41,198
Loans (including covered loans of $503,118 and $614,042)	21,416,504	19,395,394
Allowance for loan and lease losses	(144,795)	(152,953)
Loans, net	21,271,709	19,242,441
FDIC indemnification asset	295,635	515,933
Bank owned life insurance	252,462	239,736
Equipment under operating lease, net	599,502	539,914
Goodwill and other intangible assets	77,796	78,047
Other assets	664,382	406,713
Total assets	$30,346,986	$27,880,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,162,032	$2,960,591
Interest bearing	1,666,581	1,523,064
Savings and money market	10,715,024	9,251,593
Time	6,334,842	5,755,642
Total deposits	21,878,479	19,490,890
Federal Home Loan Bank advances	4,771,000	5,239,348
Notes and other borrowings	402,830	402,809
Other liabilities	268,615	328,675
Total liabilities	27,320,924	25,461,722

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,848,185 and 104,166,945 shares issued and outstanding	1,068	1,042
Paid-in capital	1,498,227	1,426,459
Retained earnings	1,471,781	949,681
Accumulated other comprehensive income	54,986	41,247
Total stockholders' equity	3,026,062	2,418,429
Total liabilities and stockholders' equity	$30,346,986	$27,880,151

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Interest income:
Loans	$262,276	$233,715	$1,001,862	$896,154
Investment securities	46,683	40,896	188,307	150,859
Other	3,686	3,354	14,292	12,204
Total interest income	312,645	277,965	1,204,461	1,059,217
Interest expense:
Deposits	50,772	33,346	170,933	119,773
Borrowings	23,047	17,120	83,256	69,059
Total interest expense	73,819	50,466	254,189	188,832
Net interest income before provision for loan losses	238,826	227,499	950,272	870,385
Provision for (recovery of) loan losses (including $(1,335), $(562), $1,358 and $(1,681) for covered loans)	5,174	8,462	68,747	50,911
Net interest income after provision for loan losses	233,652	219,037	881,525	819,474
Non-interest income:
Income from resolution of covered assets, net	5,384	9,729	27,450	36,155
Net loss on FDIC indemnification	(8,046)	(8,349)	(22,220)	(17,759)
Service charges and fees	5,310	4,934	20,864	19,463
Gain (loss) on sale of loans, net (including $18,988, $425, $17,406 and $(14,470) related to covered loans)	20,988	2,954	27,589	(4,406)
Gain on investment securities available for sale, net	4,272	4,396	33,466	14,461
Lease financing	13,770	11,976	53,837	44,738
Other non-interest income	4,863	3,647	16,918	13,765
Total non-interest income	46,541	29,287	157,904	106,417
Non-interest expense:
Employee compensation and benefits	59,438	56,637	237,824	223,011
Occupancy and equipment	18,697	18,804	75,386	76,003
Amortization of FDIC indemnification asset	41,115	43,380	176,466	160,091
Deposit insurance expense	5,184	4,940	22,011	17,806
Professional fees	11,103	4,130	23,676	14,249
Telecommunications and data processing	3,485	3,543	13,966	14,343
Depreciation of equipment under operating lease	9,360	11,576	35,015	31,580
Other non-interest expense	12,889	13,213	50,624	53,364
Total non-interest expense	161,271	156,223	634,968	590,447
Income before income taxes	118,922	92,101	404,461	335,444
Provision (benefit) for income taxes	(298,872)	28,807	(209,812)	109,703
Net income	$417,794	$63,294	$614,273	$225,741
Earnings per common share, basic	$3.80	$0.59	$5.60	$2.11
Earnings per common share, diluted	$3.79	$0.59	$5.58	$2.09
Cash dividends declared per common share	$0.21	$0.21	$0.84	$0.84

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$20,393,782	$194,775	3.80%	$18,492,356	$165,339	3.56%
Covered loans	494,856	75,347	60.90%	645,498	74,954	46.43%
Total loans	20,888,638	270,122	5.15%	19,137,854	240,293	5.01%
Investment securities (3)	6,921,032	50,026	2.89%	6,109,671	43,907	2.87%
Other interest earning assets	500,949	3,686	2.92%	573,299	3,354	2.33%
Total interest earning assets	28,310,619	323,834	4.56%	25,820,824	287,554	4.44%
Allowance for loan and lease losses	(154,857)			(157,901)
Non-interest earning assets	1,768,515			1,853,168
Total assets	$29,924,277			$27,516,091
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,652,150	3,960	0.95%	$1,506,315	2,203	0.58%
Savings and money market deposits	10,241,065	24,655	0.96%	8,832,144	14,488	0.65%
Time deposits	6,408,592	22,157	1.37%	5,771,695	16,655	1.15%
Total interest bearing deposits	18,301,807	50,772	1.10%	16,110,154	33,346	0.82%
FHLB advances	4,810,674	17,734	1.46%	5,107,913	11,800	0.92%
Notes and other borrowings	403,219	5,313	5.27%	403,151	5,320	5.28%
Total interest bearing liabilities	23,515,700	73,819	1.25%	21,621,218	50,466	0.93%
Non-interest bearing demand deposits	3,173,075			3,037,676
Other non-interest bearing liabilities	441,801			446,738
Total liabilities	27,130,576			25,105,632
Stockholders' equity	2,793,701			2,410,459
Total liabilities and stockholders' equity	$29,924,277			$27,516,091
Net interest income		$250,015			$237,088
Interest rate spread			3.31%			3.51%
Net interest margin			3.52%			3.67%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Non-covered loans	$19,478,071	$730,701	3.75%	$17,282,886	$617,863	3.58%
Covered loans	544,279	300,540	55.22%	721,268	301,614	41.82%
Total loans	20,022,350	1,031,241	5.15%	18,004,154	919,477	5.11%
Investment securities (2)	6,658,145	201,363	3.02%	5,691,617	161,385	2.84%
Other interest earning assets	543,338	14,292	2.63%	541,816	12,204	2.25%
Total interest earning assets	27,223,833	1,246,896	4.58%	24,237,587	1,093,066	4.51%
Allowance for loan and lease losses	(156,471)			(139,469)
Non-interest earning assets	1,758,032			1,923,298
Total assets	$28,825,394			$26,021,416
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,586,390	12,873	0.81%	$1,382,717	8,343	0.60%
Savings and money market deposits	9,730,101	80,397	0.83%	8,361,652	51,774	0.62%
Time deposits	6,094,336	77,663	1.27%	5,326,630	59,656	1.12%
Total interest bearing deposits	17,410,827	170,933	0.98%	15,070,999	119,773	0.79%
FHLB advances	4,869,690	61,996	1.27%	4,801,406	47,773	0.99%
Notes and other borrowings	402,921	21,259	5.28%	403,197	21,287	5.28%
Total interest bearing liabilities	22,683,438	254,188	1.12%	20,275,602	188,833	0.93%
Non-interest bearing demand deposits	3,069,565			2,968,192
Other non-interest bearing liabilities	443,019			435,645
Total liabilities	26,196,022			23,679,439
Stockholders' equity	2,629,372			2,341,977
Total liabilities and stockholders' equity	$28,825,394			$26,021,416
Net interest income		$992,708			$904,233
Interest rate spread			3.46%			3.58%
Net interest margin			3.65%			3.73%

(1)	On a tax-equivalent basis where applicable

(2)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2017	2016	2017	2016
Basic earnings per common share:
Numerator:
Net income	$417,794	$63,294	$614,273	$225,741
Distributed and undistributed earnings allocated to participating securities	(15,865)	(2,459)	(23,250)	(8,760)
Income allocated to common stockholders for basic earnings per common share	$401,929	$60,835	$591,023	$216,981
Denominator:
Weighted average common shares outstanding	106,829,796	104,154,514	106,574,448	104,097,182
Less average unvested stock awards	(1,108,945)	(1,133,163)	(1,104,035)	(1,157,378)
Weighted average shares for basic earnings per common share	105,720,851	103,021,351	105,470,413	102,939,804
Basic earnings per common share	$3.80	$0.59	$5.60	$2.11
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$401,929	$60,835	$591,023	$216,981
Adjustment for earnings reallocated from participating securities	(130)	(7)	(263)	62
Income used in calculating diluted earnings per common share	$401,799	$60,828	$590,760	$217,043
Denominator:
Weighted average shares for basic earnings per common share	105,720,851	103,021,351	105,470,413	102,939,804
Dilutive effect of stock options	351,083	757,391	387,074	716,366
Weighted average shares for diluted earnings per common share	106,071,934	103,778,742	105,857,487	103,656,170
Diluted earnings per common share	$3.79	$0.59	$5.58	$2.09

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Financial ratios (5)
Return on average assets	5.54%	0.92%	2.13%	0.87%
Return on average assets, excluding the impact of the discrete income tax benefit and related professional fees (non-GAAP)	1.26%		1.01%
Return on average stockholders’ equity	59.33%	10.45%	23.36%	9.64%
Return on average stockholders' equity, excluding the impact of the discrete income tax benefit and related professional fees (non-GAAP)	13.47%		11.08%
Net interest margin (4)	3.52%	3.67%	3.65%	3.73%

	December 31, 2017		December 31, 2016
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.82%	0.81%	0.71%	0.70%
Non-performing assets to total assets (2)	0.60%	0.61%	0.51%	0.53%
Allowance for loan and lease losses to total loans (3)	0.69%	0.68%	0.80%	0.79%
Allowance for loan and lease losses to non-performing loans (1)	84.03%	83.53%	113.68%	112.55%
Net charge-offs to average loans	0.38%	0.38%	0.13%	0.13%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month periods.